Exhibit 99.1

ADMINISTRATIVE SERVICES AGREEMENT

     THIS AGREEMENT made as of the 1st day of August, 2002.

B E T W E E N:

PARAMOUNT ENERGY OPERATING CORP., a corporation incorporated under the laws of the Province of Alberta (hereinafter called “TrusteeCo”), as trustee of Paramount Operating Trust, a commercial trust created pursuant to a trust indenture governed by the laws of Alberta (hereinafter called “POT”)
OF THE FIRST PART

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PARAMOUNT RESOURCES LTD., a corporation incorporated under the laws of the Province of Alberta (hereinafter called “Paramount “)
OF THE SECOND PART

     WHEREAS TrusteeCo, as trustee of POT, proposes to purchase from Paramount and Paramount proposes to sell to TrusteeCo, as trustee of POT: (i) pursuant to a purchase and sale agreement to be effective July 1, 2002 (the “Sale Agreement”), certain oil and gas assets (the “Initial Assets”); and (ii) pursuant to a further purchase and sale agreement to be effective as of July 1, 2002 (the “Take-Up Agreement”) as contemplated in the Sale Agreement, certain additional oil and gas assets (the “Additional Assets”), all on the terms and conditions set out in the Sale Agreement and the Take-Up Agreement, as applicable;

     AND WHEREAS TrusteeCo, as trustee of POT, may require from Paramount certain administrative services, on a transitional basis, in connection with POT’s ownership and management by TrusteeCo, as trustee of POT, of the Initial Assets and the Additional Assets, all as hereinafter set forth;

     AND WHEREAS TrusteeCo, as trustee of POT, employs or engages or may employ or engage certain individuals who have knowledge concerning the Initial Assets and the Additional Assets (collectively, the “Properties”) and whose assistance, on a transitional basis, may be required by Paramount in respect of the Properties pending, as well as following, the completion of all of the transactions contemplated by the Sale Agreement and the Take-Up Agreement;

     AND WHEREAS TrusteeCo, as trustee of POT, employs or engages or may employ or engage certain individuals who have knowledge concerning certain of the assets of Summit Resources General Partnership and Summit Resources Limited, subsidiaries of Paramount, and whose assistance, on a transitional basis, may be required by Paramount in respect thereof or otherwise in connection with the business and affairs of Paramount;

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     NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto covenant and agree as follows:

ARTICLE 1
PARAMOUNT ADMINISTRATIVE SERVICES

1.1 Paramount Services

     Subject to the terms and conditions herein and provided Paramount or any of its Affiliates (as defined in the Securities Act (Alberta)) has sufficient available personnel not otherwise then occupied by the business and affairs of Paramount, TrusteeCo, as trustee of POT, hereby engages Paramount and Paramount hereby agrees to provide or cause to be provided, in accordance with good oilfield practices, to TrusteeCo, as trustee of POT, such administrative services (collectively, the “Paramount Services”), including the services described in Schedule “A” hereto in connection with the business and affairs of POT as TrusteeCo, as trustee of POT, shall from time to time reasonably require.

1.2 Standard of Care

     Paramount agrees, in providing the Paramount Services to TrusteeCo, as trustee of POT, to act honestly, in good faith and in the best interests of POT and Paramount and agrees to exercise a degree of care, diligence and skill that a reasonably prudent person would exercise in managing and administering oil and gas properties in Western Canada.

1.3 Paramount Term

     Paramount agrees to provide to TrusteeCo, as trustee of POT, the Paramount Services for a period commencing the effective date hereof and ending on April 1, 2003 (the “Paramount Term”), unless TrusteeCo, as trustee of POT, and Paramount mutually agree in writing to extend the Paramount Term, and subject to the earlier termination of the Paramount Term at any time upon the option of TrusteeCo, as trustee of POT, on fifteen (15) prior days notice in writing to Paramount. Any such early termination shall not cause or result in any liability for damages, bonus or penalty.

1.4 Reimbursement

(a)	TrusteeCo, as trustee of POT, shall reimburse Paramount only for the reasonable expenditures and costs, actually incurred or payable by Paramount in providing the Paramount Services to TrusteeCo, as trustee of POT, hereunder, including, without limitation: (i) all reasonable costs and expenses relating to POT and paid to third parties on behalf of POT; and (ii) all reasonable costs and expenses incurred by Paramount for POT including, without limitation, auditing, accounting, bookkeeping, rent, information systems administration, leasehold expenses, land administration, engineering, geological and geophysical, insurance, travel, telephone, data processing, reporting, executive, consultant, employee and management time, salaries, bonuses, benefits and all other costs and expenses incurred by Paramount in discharging the Paramount Services (collectively, the “Paramount

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Reimbursable G & A”). Paramount shall invoice POT at approximately monthly intervals and TrusteeCo, as trustee of POT, shall pay invoices received within fifteen (15) days. It is the intention that no additional fees, other than reimbursement of Paramount Reimbursable G & A, will be charged by Paramount.

(b)	Any Paramount Reimbursable G & A reimbursed pursuant to this Article 1 shall be exclusive of any goods or services taxes or similar tax required to be paid thereon pursuant to the Excise Tax Act (Canada) or otherwise (collectively, “GST”) and Paramount shall be paid, in addition to such amounts, GST with respect to such amounts.

(c)	In order to better ensure proper reimbursement of Paramount Reimbursable G & A and the appropriate allocation thereof by Paramount to TrusteeCo, as trustee of POT, Paramount shall cause each employee to keep a record of time spent by him or her in the provision of any services to TrusteeCo, as trustee of POT, hereunder.

(d)	Paramount will allow access by TrusteeCo, as trustee of POT, or its representatives at all reasonable times and at the cost of TrusteeCo, as trustee of POT, to the books, records and employees of Paramount for the purpose of conducting an audit in respect of the expenditures and costs of Paramount in respect of the Paramount Services hereunder.

1.5 Services to Other Entities

     It is acknowledged that Paramount carries on and will continue to carry on business as a petroleum and natural gas exploration, development and production company and it is understood and agreed that Paramount may act for and render management, administrative and consulting services to other non-related entities during the Paramount Term provided such services do not interfere with the performance of the Paramount Services hereunder.

1.6 Relationships

     Nothing herein shall be construed to constitute the relationship hereby created as an employment, partnership, joint venture or other similar relationship. Except with respect to expenditures which, individually, do not exceed $25,000 or as may otherwise be expressly provided for in writing from time to time, Paramount shall have no authority to make any binding agreement or incur any obligations on behalf of TrusteeCo or POT without the prior written consent of TrusteeCo, as trustee of POT.

1.7 No Liability

     Paramount shall not be liable, answerable or accountable to TrusteeCo, as trustee of POT, for any loss or damage resulting from, incidental to, or relating to the provision of Paramount Services hereunder, including any exercise or refusal to exercise a discretion, any mistake or error of judgment (including inaccuracies in any records, documents or data provided to TrusteeCo or POT hereunder) or any act or omission reasonably believed by Paramount to be within the scope of authority conferred on it by this Agreement, unless such loss or damage resulted from the fraud, wilful default or negligence of Paramount, its

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directors, officers or employees or of any agent or delegatee of Paramount in connection with the performance of Paramount’s obligations hereunder.

1.8 Indemnification of Paramount

     Paramount, its directors, officers, employees and authorized agents shall be indemnified and saved harmless by TrusteeCo, as trustee of POT, with recourse thereof limited to the assets of POT, against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provision of Paramount Services hereunder, except to the extent caused by the fraud, wilful misconduct or negligence of an indemnified party.

1.9 Information Transfer

(a)	During the Paramount Term, Paramount agrees to deliver to TrusteeCo, as trustee of POT, or as it may direct, on completion of any of the Paramount Services or such earlier date as appropriate or as TrusteeCo, as trustee of POT, may request, (i) all original records and documents and computer files (collectively, the “POT Records”) in relation to the provision of such Paramount Services; and (ii) any notices, payments, invoices or other material (collectively, the “POT Material”) that Paramount receives hereunder in relation to POT. Paramount acknowledges that it shall hold any such POT Records and POT Material in trust for the benefit of TrusteeCo, as trustee of POT, until delivered to TrusteeCo, as trustee of POT, or as it may direct.

(b)	On termination of the Paramount Term, or earlier at the direction of TrusteeCo, as trustee of POT, Paramount agrees to forthwith deliver to TrusteeCo, as trustee of POT, or as it may direct, the POT Records and the POT Material not previously delivered by Paramount during the Paramount Term.

(c)	On termination of the Paramount Term, Paramount shall cooperate with TrusteeCo, as trustee of POT, in providing to applicable third parties all necessary documentation to evidence that such third parties should deal directly with TrusteeCo, as trustee of POT, and not Paramount, in relation to the affairs of TrusteeCo as trustee of POT, and POT.

ARTICLE 2
POT SERVICES

2.1 POT Services

     Subject to the terms and conditions herein and provided TrusteeCo, as trustee of POT, or any of its Affiliates (as defined in the Securities Act (Alberta)) has sufficient available personnel not otherwise then occupied by the business and the affairs of TrusteeCo, as trustee of POT, Paramount hereby engages TrusteeCo, as trustee of POT, and TrusteeCo, in such capacity, hereby agrees to provide, in accordance with good oilfield practices, to Paramount such administrative services (collectively the “POT Services”),

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including the services described in Schedule “B” hereto, in respect of the Properties and otherwise in connection with the business and affairs of Paramount as Paramount may from time to time reasonably require.

2.2 Standard of Care

     TrusteeCo, as trustee of POT, agrees, in providing the POT Services to Paramount, to act honestly, in good faith, and in the best interests of Paramount and POT and agrees to exercise a degree of care, diligence and skill that a reasonably prudent person would exercise in managing and administering oil and gas properties in Western Canada.

2.3 POT Term

     TrusteeCo, as trustee of POT, agrees to provide to Paramount the POT Services for a period commencing the effective date hereof and ending on April 1, 2003 (the “POT Term”) unless TrusteeCo, as trustee of POT, and Paramount mutually agree in writing to extend the POT Term, and subject to the earlier termination of the POT Term at any time upon the option of Paramount on fifteen (15) prior days notice in writing to TrusteeCo, as trustee of POT. Any such earlier termination shall not cause or result in any liability for damages, bonus or penalty.

2.4 Reimbursement

(a)	Paramount shall reimburse TrusteeCo, as trustee of POT, only for the reasonable expenditures and costs, actually incurred or payable by TrusteeCo, as trustee of POT, in providing the POT Services to Paramount hereunder, including, without limitation: (i) all reasonable costs and expenses relating to Paramount and paid to third parties on behalf of Paramount; and (ii) all reasonable costs and expenses incurred by TrusteeCo, as trustee of POT, for Paramount including, without limitation, auditing, accounting, bookkeeping, rent, information systems administration, leasehold expenses, land administration, engineering, geological and geophysical, insurance, travel, telephone, data processing, reporting, executive, consultant, employee and management time, salaries, bonuses, benefits and all other costs and expenses incurred by TrusteeCo, as trustee of POT, in discharging the POT Services (collectively, the “TrusteeCo Reimbursable G & A”). TrusteeCo, as trustee of POT, shall invoice Paramount at approximately monthly intervals and Paramount shall pay invoices received within fifteen (15) days thereof. It is the intention that no additional fees, other than reimbursement of TrusteeCo Reimbursable G & A, will be charged by TrusteeCo, as trustee of POT.

(b)	Any TrusteeCo Reimbursable G & A reimbursed pursuant to this Article 2 shall be exclusive of any goods and services taxes or similar tax required to be paid thereon pursuant to the Excise Tax Act (Canada) or otherwise (collectively, “GST”) and TrusteeCo, as trustee of POT, shall be paid, in addition to such amounts, GST with respect to such amounts.

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(c)	In order to better ensure proper reimbursement of TrusteeCo Reimbursable G & A and the appropriate allocation thereof by TrusteeCo, as trustee of POT, to Paramount, TrusteeCo, as trustee of POT, shall cause each employee to keep a record of time spent by him or her to the provision of any services to Paramount hereunder.

(d)	TrusteeCo, as trustee of POT, will allow access by Paramount, or its representatives, at all reasonable times and at the cost of Paramount to the books, records and employees of TrusteeCo, as trustee of POT, for the purpose of conducting an audit in respect of the expenditures and costs of TrusteeCo, as trustee of POT, in respect of the TrusteeCo Services hereunder.

2.5 Services to Other Entities

     It is acknowledged that TrusteeCo, as trustee of POT, will carry on a petroleum and natural gas development and production business of POT and will provide services to POT’s beneficiary, the trustee of Paramount Energy Trust, in its capacity as such, and it is understood and agreed that TrusteeCo, as trustee of POT, on behalf of POT or otherwise may act for and render management, administrative and consulting services to other non-related entities during the POT Term provided such services do not interfere with the performance of the POT Services hereunder.

2.6 Relationships

     Nothing herein shall be construed to constitute the relationship created between Paramount and TrusteeCo, as trustee of POT, as an employment, partnership, joint venture or other similar relationship. Except with respect to expenditures which, individually, do not exceed $25,000 or as may otherwise be expressly provided for in writing from time to time, TrusteeCo, as trustee of POT, shall have no authority to make any binding agreement or incur any obligations on behalf of Paramount without the prior written consent of Paramount.

2.7 No Liability

     Neither TrusteeCo, as trustee of POT or otherwise, nor POT shall be liable, answerable or accountable to Paramount for any loss or damage resulting from, incidental to, or relating to the provision of the POT Services hereunder, including any exercise or refusal to exercise a discretion, any mistake or error of judgment (including inaccuracies in any records, documents, or data provided to Paramount hereunder) or any act or omission reasonably believed by TrusteeCo, as trustee of POT, to be within the scope of authority conferred on it by this Agreement, unless such loss or damage resulted from the fraud, wilful default or negligence of TrusteeCo, as trustee of POT, the directors and officers of TrusteeCo or the employees, agents or delegatees of TrusteeCo, as trustee of POT, in connection with the performance of the obligations of TrusteeCo, as trustee of POT, hereunder.

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2.8 Indemnification of TrusteeCo and POT

     TrusteeCo, as trustee of POT, POT, the directors and officers of TrusteeCo and the employees, authorized agents and delegatees of TrusteeCo, as trustee of POT, shall be indemnified and saved harmless by Paramount against all losses, claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provisions of the POT Services hereunder, except to the extent caused by the fraud, wilful misconduct or negligence of the indemnified party.

2.9 Information Transfer

(a)	During the POT Term, TrusteeCo, as trustee of POT, agrees to deliver to Paramount or as it may direct, on completion of any of the POT Services or such earlier date as appropriate or as Paramount may request, (i) all original records and documents and computer files not related to the Properties then acquired by TrusteeCo, as trustee of POT, (collectively, the “Paramount Records”) in relation to the provision of such POT Services; and (ii) any notices, payments, invoices or other material (collectively, the “Paramount Material”) that TrusteeCo, as trustee of POT, receives hereunder in relation to Paramount or its business. TrusteeCo, as trustee of POT, acknowledges that it shall hold any such Paramount Records and Paramount Material in trust for the benefit of Paramount until delivered to Paramount, or as it may direct.

(b)	On termination of the POT Term, or earlier at the direction of Paramount, TrusteeCo, as trustee of POT, agrees to forthwith deliver to Paramount, or as it may direct, the Paramount Records and the Paramount Materials not previously delivered by TrusteeCo, as trustee of POT, during the POT Term.

(c)	On termination of the POT Term, TrusteeCo, as trustee of POT, shall cooperate with Paramount in providing to applicable third parties all necessary documentation to evidence that such third parties should deal directly with Paramount and not TrusteeCo, as trustee of POT, in relation to the affairs of Paramount.

ARTICLE 3
MISCELLANEOUS

3.1 Disavowal of Liability

     Notwithstanding any other provision herein, the parties hereto acknowledge that TrusteeCo is entering into this Agreement solely in its capacity as trustee on behalf of POT and the obligations of POT hereunder shall not be personally binding upon TrusteeCo or any of the beneficiaries (including their own beneficiaries, if any) of POT, in their respective capacities as such, such that any recourse of Paramount against POT, TrusteeCo in its capacity as trustee of POT, or any beneficiary (including their own beneficiaries, if any) of

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POT, in their respective capacities as such, in any manner in respect of any indebtedness, obligation or liability of POT arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based in contract or on negligence, tortious behaviour or otherwise shall be limited to, and satisfied only out of, the “Trust Properties” as defined in the First Amended and Restated Trust Indenture between CIBC World Markets Inc., as settlor, and TrusteeCo, as trustee, dated as of August 1, 2002 relating to POT.

3.2 Interpretation

(a)	Whenever used in this Agreement, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

(b)	Time shall in all respects be of the essence in this Agreement.

(c)	The insertion of headings and the division of the Agreement into articles and sections are for convenience and reference only and shall not affect the interpretation hereof.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the courts of the Province of Alberta.

3.3 Notices

(a)	Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be valid and effective if in writing delivered by prepaid courier, or if given by registered letter, postage prepaid or if transmitted by electronic telecommunication device, addressed as follows:

(i)	to Paramount, at:

Paramount Resources Ltd. 4700, 888 – 3rd Street, SW Calgary, AB T2P 5C5 Facsimile: (403) 262-7944

Attention: President

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(ii)	TrusteeCo, as trustee of POT, and POT, at:

Paramount Energy Operating Corp., as trustee of Paramount Operating Trust #500, 630 – 4 Avenue SW Calgary, Alberta T2P 0J9 Facsimile: (403) 269-4444

Attention: President

     Any communication or other notice shall be deemed to have been given on the date of delivery or transmission, or if mailed, on the fifth day after deposit in the Canadian mail. Either party may from time to time notify the other in writing of a change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes of this Agreement.

     If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered at the appropriate address provided in this Section 3.3 by prepaid courier or by electronic telecommunications device.

3.4 Further Assurances

     The parties hereto agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as any of the parties may reasonably request in order to carry out the provisions of this Agreement.

3.5 Entire Agreement

     This Agreement sets forth the entire agreement between the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For greater certainty, nothing herein amends or affects the provisions of either the Sale Agreement or the Take-Up Agreement or extends any representation or warranty or provides any additional representations or warranties by either party therein. If any provision hereof conflicts with any provision of the Sale Agreement or the Take-Up Agreement, then the provisions of the Sale Agreement or the Take-Up Agreement, as applicable, shall prevail.

3.6 Severability

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or

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impaired thereby, and any such invalid, illegal or unenforceable provision shall be deemed to be severable, and the remainder of the provisions of this Agreement shall nevertheless remain in full force and effect.

3.7 Counterpart Execution

     This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.8 Non-assignability and Enurement

     Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

3.9 Interest

     Any amount due or payable to a party hereunder and which is not remitted when due shall bear interest (both before and after judgment) at a rate per annum equal to the Prime Rate from the date payment is due until the date payment is made. For purposes hereof, “Prime Rate” means the annual rate of interest announced from time to time by the Bank of Montreal as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada.

3.10 Reliance

     In carrying out its duties hereunder, each of the parties hereto shall be entitled to rely on:

(a)	statements of fact of other persons who are considered by such party, acting reasonably, to be knowledgeable of such facts; and

(b)	the opinion or advice of or information from any solicitor, auditor, valuer, engineer, surveyor, appraiser or other expert; and may employ such experts as may be necessary for the proper discharge of its duties.

3.11 Confidential Information

     Confidential information provided by Paramount to TrusteeCo, as trustee of POT, or by TrusteeCo, as trustee of POT, to Paramount under this Agreement shall be treated as confidential and the recipient shall take all the same measures as those which it uses to protect its own confidential information and shall not use it for any purpose other than providing the services to be provided hereunder and shall not disclose it to third parties (except to its officers, directors, employees, contractors, lenders, and its and their professional advisors to the extent necessary for the implementation of this Agreement on a confidential basis) unless agreed to by the other party hereto or as required by applicable law.

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3.12 Force Majeure

     Notwithstanding anything contained herein, either party shall be excused from the performance of any obligation hereunder to the extent and for so long as it is prevented by causes (not including lack of funds) beyond its reasonable control. Each party shall, in an event of force majeure, give prompt notice to the other thereof and take all reasonable steps to remove the cause thereof as quickly as may be practical.

3.13 Successors and Assigns

     This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

     IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement.

PARAMOUNT RESOURCES LTD

Per: /s/ C.H. Riddell

Per:

PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST

Per: /s/ C.H. Riddell

Per:

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SCHEDULE “A”

PARAMOUNT SERVICES

     Any of the following services as may be required by TrusteeCo, as trustee of POT from time to time:

Administrative Services

     The administrative services that Paramount shall provide include the entire range of administrative and technical activities required in connection with the acquisition, management and disposition of resource companies and other resource assets. These activities include, but are not limited to, land management, information systems management, engineering, well and field operations, geological, geophysical and geotechnical services, marketing and corporate compliance. In this capacity, Paramount shall employ, where appropriate, a variety of computer programs including accounting and land systems. Paramount has direct access to commonly used industry evaluations and data bases which it shall use in conjunction with the information processing and data collection facilities to be provided to TrusteeCo, as trustee of POT.

Financial Administration

•	monthly production and revenue accounting
•	monthly cash flow planning and management
•	individual well file management and administration
•	monthly portfolio summary reports
•	monthly well status reports
•	quarterly financial reports
•	annual financial statements and reports
•	annual valuations of the respective assets of POT
•	government grant application preparation and filing
•	regulatory filings and compliance

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SCHEDULE “B”

POT SERVICES

     Any of the following services as may be required by Paramount from time to time:

Administrative Services

     The administrative services that TrusteeCo as trustee of POT shall provide include the entire range of administrative and technical activities required in connection with the acquisition, management and disposition of resource companies and other resource assets. These activities include, but are not limited to, land management, information systems management, engineering, well and field operations, geological, geophysical and geotechnical services, marketing and corporate compliance. In this capacity, TrusteeCo, as trustee of POT, shall employ, where appropriate, a variety of computer programs including accounting and land systems. TrusteeCo, as trustee of POT, has direct access to commonly used industry evaluations and data bases which it shall use in conjunction with the information processing and data collection facilities to be provided to Paramount.

Financial Administration

•	monthly production and revenue accounting
•	monthly cash flow planning and management
•	individual well file management and administration
•	monthly portfolio summary reports
•	monthly well status reports
•	quarterly financial reports
•	annual financial statements and reports
•	annual valuations of the respective assets of Paramount
•	government grant application preparation and filing
•	regulatory filings and compliance

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